Exhibit 23(m)(i)(e)

Form of 12b-1 Plan of Distribution Agreement – Class C Shares

CLASS C SHARES

TRANSAMERICA INVESTORS, INC.

On behalf of

TRANSAMERICA PREMIER FUNDSPLAN OF DISTRIBUTION PURSUANT TO

RULE 12b-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

WHEREAS, Transamerica Investors, Inc. ( the “Corporation”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and offers for sale to the public shares of common stock; and

WHEREAS, the Corporation desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act (the “12b-1 Plan”) applicable to Class C Shares of the Transamerica Premier Funds (the “Fund”), as listed on Schedule A of this Agreement; and

WHEREAS, the Corporation has entered into a Distribution Agreement (“Distribution Agreement”) with AFSG Securities Corporation (“AFSG”), pursuant to which AFSG has agreed to serve as Distributor for the various series and classes of shares of the Corporation during the continuous offering of its shares;

NOW, THEREFORE, the Corporation hereby adopts this 12b-1 Plan with respect to C Shares of the Fund in accordance with Rule 12b-1 under the 1940 Act.

compensation

The Fund is authorized to pay to AFSG, as compensation for AFSG’s services as Distributor of Class C Shares of the Fund, and others, as compensation for distribution-related services for the Fund’s Class C Shares, a distribution fee at the rate of 1.00% on an annualized basis of the average daily net assets of each fund’s Class C Shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Corporation and the Distributor agree.

The Fund may pay a distribution fee to AFSG or others at a rate that is lower than the rate specified in Section I.A. of this 12b-1 Plan, as determined by the Corporation and as approved in the manner specified in Section IV.B. of this 12b-1 Plan. The amount of the fees payable by the Fund to AFSG or others under Section I.A hereof and the Distribution Agreement is not related directly to expenses incurred by AFSG or others on behalf of the Fund in serving as Distributor of the Class C Shares. Section II of this 12b-1 Plan and the Distribution Agreement do not obligate the Corporation to reimburse AFSG or others for such expenses. If the distribution expenses with respect to the Class C Shares of the Fund exceed the fee set forth in Section I.A. of this 12b-1 Plan, the Fund will not pay AFSG or others any additional fees. Conversely, if such expenses of AFSG or others are less than the fee set forth in Section 1.A., then the other party shall be entitled to keep the excess fee.

The fee set forth in Section 1.A. of this 12b-1 Plan will be paid by the Fund to AFSG or to another entity unless and until the 12b-1 Plan is terminated or not renewed with respect to Class C Shares. If the 12b-1 Plan is terminated or not renewed with respect to Class C Shares, any distribution expenses incurred by AFSG or any other entity on behalf of the Class C Shares of the Fund in excess of the payments of the fees specified in Section 1.A. hereof which AFSG or such other entity has received or accrued through the termination date are the sole responsibility and liability of AFSG or such other entity, and are not obligations of the Corporation.

Distribution expenditures

The Fund may pay to the Distributor or others such amounts as the Fund deems appropriate on any activities or expenses primarily intended to result in the sale of the Class C Shares of the Fund, including, but not limited to: (a) compensation to employees of AFSG; (b) compensation to and expenses, including overhead and telephone expenses, of AFSG, other selected broker-dealers and other institutions who engage in or support the distribution of shares; (c) the costs of printing and distributing prospectuses, statements of additional information and annual and interim reports of the Corporation for other than existing shareholders; (d) the costs of preparing, printing and distributing sales literature and advertising materials; (e) expenses relating to the formulation and implementation of marketing strategies and promotional activities such as direct mail promotions and television, radio, newspaper, magazine, and other mass media advertising; and (f) the costs of building and maintaining a database of prospective shareholders and of obtaining such information, analyses and reports with respect to marketing and promotional activities and investor accounts as the Corporation may, from time to time, deem advisable.

reports

AFSG shall provide to the Board of Directors of the Corporation (the “Board”) and the Board shall review, at least quarterly, a written report of the amounts expended by AFSG and others with respect to the Class C Shares of the Fund under this 12b-1 Plan and the Distribution Agreement and the purposes for which such expenditures were made. AFSG shall submit only information regarding amounts expended for “Distribution Activities,” as defined in this Section III, to the Board in support of the distribution fee payable hereunder.

For purposes of this 12b-1 Plan, “Distribution Activities” shall mean any activities in connection with the performance by AFSG or others of activities under this 12b-1 Plan or by AFSG of its obligations under the Distribution Agreement, including activities that may be deemed to be “Service Activities.” “Service Activities” shall mean activities in connection with the provision by AFSG or another entity of personal services within the meaning of the definition of “service fee” for purposes of Rule 2830(b) of the Conduct Rules of the National Association of Securities Dealers, Inc. Overhead and other expenses of AFSG related to its Distribution Activities, including telephone and other communications expenses, may be included in the information regarding amounts expended for “Distribution activities.”

TERM

This 12b-1 Plan shall not become effective unless it first has been approved:

A.	by a vote of at least a majority of the outstanding voting securities of the Class C Shares of the Fund (which may consist of the initial sole shareholders); and

B.	by votes of a majority of both: (a) the Board; and (b) those Directors of the Corporation who are not “interested persons” of the Corporation and have no direct or indirect financial interest in the operation of this 12b-1 Plan or any agreements related thereto (the “Independent Directors”), cast in person as a meeting called for the purpose of voting on such approval; and until the Directors who approve the 12b-1 Plan’s taking effect with respect to the Class C Shares of the Fund have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

If approved as set forth above, this Plan shall continue thereafter in full force and effect with respect to the Class C Shares of the Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this 12b-1 Plan in this Section IV.B.

TERMINATION

This 12b-1 Plan may be terminated at any time without penalty by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities of the Class C Shares of the Fund.

amendments

This 12b-1 Plan may not be amended to increase materially the amount of fees provided for in Section I hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities of the Class C Shares of the Fund, and may not be amended in any other material respect unless approved in the manner provided for approval and annual renewal in Section IV.B. hereof.

INDEPENDENT DIRECTORS

While this 12b-1 Plan is in effect, the selection and nomination of the Independent Directors shall be committed to the discretion of the Independent Directors.

DEFINITIONS

As used in this 12b-1 Plan, the terms “majority of the outstanding voting securities” and “interested person” shall have the same meaning as those terms have in the 1940 act.

RECORDS

The corporation shall preserve copies of this 12b-1 Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Section III hereof for a period of not less than six (6)years from the date of this 12b-1 Plan, the first two years in an easily accessible place.

Severability

If any provision of this 12b-1 Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this 12b-1 Plan shall not be affected thereby.

IN WITNESS WHEREOF, the Corporation has executed this 12b-1 Plan on the day and year set forth below.

Date:

TRANSAMERICA INVESTORS, INC.

By:

Title:

Attest:

AFSG SECURITIES CORPORATION

By:

Title:

Attest:

SCHEDULE A

CLASS C SHARES

PREMIER FUNDS of

TRANSAMERICA INVESTORS, INC.

DATE (            )

Transamerica Premier Focus Fund

Transamerica Premier Equity Fund

Transamerica Premier Index Fund

Transamerica Premier Growth Opportunities Fund

Transamerica Premier Core Equity Fund

Transamerica Premier Balanced Fund

Transamerica Premier Bond Fund

Transamerica Premier High Yield Bond Fund

Transamerica Premier Cash Reserve Fund